Exhibit 99.7

March 18, 2005

Mr. Robert A. Eckert

Chairman and Chief Executive Officer

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

Re:        Amendment to Your Employment Agreement

Dear Bob:

Pursuant to action taken by Mattel’s Compensation Committee on March 16, 2005, this letter agreement constitutes an amendment to your Executive Employment Agreement (the “Employment Agreement”) with Mattel.

Section 3 (k) of your Employment Agreement is hereby amended and restated in its entirety as follows:

“(k) Fringe Benefits. During the Term, the Executive shall be entitled to fringe benefits at a level at or above those available to other senior executives of Mattel, including a leased automobile, car and driver (at his disposal whenever required by him), personal and home security, and related expenses, as well as first class travel expenses while traveling on Company business, the use of a company-issued gasoline credit card, club memberships and related expenses, and financial counseling and tax preparation services in accordance with the policies of Mattel as in effect from time to time with respect to senior executives employed by Mattel. In addition, Executive shall be entitled to the use of company-owned aircraft for personal use up to sixty (60) hours per year, to the extent available, while he serves as chief executive officer of the Company. In the event the Company ceases to own an interest in aircraft during the Term, the Company shall provide instead for charter flights arranged by the Company at its expense on equivalent aircraft. The Company shall make cash payments to the Executive in the amounts necessary to make him whole for all applicable federal, state and local income, social security, employment and similar taxes (collectively, “Taxes”) imposed on him as a result of his use of the company aircraft (or charter flights, as applicable) pursuant to the foregoing, as well as for all Taxes on such cash payments. For purposes of computing these cash payments, it shall be assumed that the Taxes are imposed at the highest marginal rate applicable to the Executive.”

I would appreciate it if you would sign, date and return a copy of this letter agreement to me. As such, it will constitute a written amendment to your Employment Agreement.

Sincerely yours,

MATTEL, INC.

By:	/s/ Alan Kaye
Alan Kaye, Senior Vice President
Human Resources

Agreed to and accepted by:

/s/ Robert A. Eckert	Dated as of March 18, 2005
Robert A. Eckert